Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – mjarosick@cfindustries.com

John W. Eaves and Michael J. Toelle Elected to

Board of Directors of CF Industries Holdings, Inc.

DEERFIELD, IL – July 24, 2017 – CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has elected John W. Eaves, chief executive officer of Arch Coal Inc., and Michael J. Toelle, owner of T&T Farms and former board chairman of CHS, Inc., as independent directors of the company.

The elections of Mr. Eaves and Mr. Toelle bring membership of the CF Industries Holdings, Inc. Board of Directors to twelve. They are expected to stand for re-election by stockholders at the company’s 2018 Annual Meeting.

“We are pleased to welcome John and Michael to the CF Industries’ Board,” said Stephen A. Furbacher, chairman of the board, CF Industries Holdings, Inc. “John’s extensive knowledge of the global coal industry and Michael’s deep agricultural experience, along with their demonstrated leadership and understanding of commodity cycles, will benefit the Board and our management team greatly. We look forward to their insights and perspectives as we work together to create long-term value for our stockholders.”

About John W. Eaves

Mr. Eaves, 59, has served as chief executive officer of Arch Coal, a top coal producer for the global steel and power generation industries, since 2012 and has been a member of its board of directors since 2006. He has more than 30 years of experience in the coal industry. During his tenure with Arch Coal, he has held positions of president and chief operating officer; senior vice president of marketing; and vice president of marketing and president of Arch Coal Sales, the company’s marketing subsidiary. Mr. Eaves joined Arch Coal in 1987 after serving in various marketing-related positions at Diamond Shamrock Coal Company and Natomas Coal Company.

He serves on the boards of the National Association of Manufacturers and the National Mining Association. He is a graduate of the Advanced Management Program at Harvard University, and he holds a bachelor’s degree from the University of Kentucky.

About Michael J. Toelle

Mr. Toelle, 55, is the owner of T & T Farms, a diversified farming company, and has been a member of Nationwide Mutual Insurance Company’s board of directors since 2013. He is a former board chairman and longtime board member of CHS, Inc., the largest cooperative business in the United States. He also served as a board member for Cenex, Inc., before it merged with Harvest States Cooperatives to create CHS in 1998.

Mr. Toelle is past chairman of the CHS Foundation and previously served as a director for the Agricultural Council of America and Country Partners Cooperative. He is a member of the National Association of Corporate Directors.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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